Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors and Shareholders of

Way Cool Imports, Inc.

Star, Idaho

We hereby consent to the use in this Registration Statement of Way Cool Imports, Inc. on Form 10/A-2, of our report, dated March 9, 2010, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, for the year ended December 31, 2009, and to all other references to our firm included in this Registration Statement on Form 10/A-2.

/s/ HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

June 15, 2010